CONSENT OF KPMG LLP



The Board of Directors
Meritage Corporation:


We consent to incorporation by reference in Registration Statement No. 333-58793 on Form S-3 and Registration Statements Nos. 33-38230 and 333-37859 on Forms S-8 of Meritage Corporation (previously known as Monterey Homes Corporation) of our report dated February 4, 1999, relating to the consolidated balance sheets of Meritage Corporation and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 which appears in the December 31, 1998 annual report on Form 10-K of Meritage Corporation.

                                                      /s/ KPMG LLP

Phoenix, Arizona
March 19, 1999